SEVERANCE AND RELEASE AGREEMENT
This SEVERANCE AND RELEASE AGREEMENT (“Agreement”) is made this day of April 3, 2016 (the “Agreement Date”) by and between Simon Fleming-Wood (“Executive”) and Pandora Media, Inc. (the “Company”).
WHEREAS, Executive has been employed with the Company pursuant to an offer letter dated August 5, 2011 (the “Offer Letter”);
WHEREAS, the parties hereto have agreed that Executive will resign his employment effective July 1, 2016; and
WHEREAS, the Company has offered Executive certain consideration in exchange for Executive’s commitments set forth in this Agreement;
NOW THEREFORE, the parties agree as follows:
1.Change in Employment Status.
a.The parties agree that, so long as Executive remains compliant with the terms of this Agreement: (i) Executive will continue as a regular, full-time employee at his current salary in effect as of the Effective Date until July 1, 2016 (the “Resignation Date”) and (ii) Executive’s monthly base salary as of the Resignation Date will be no less than Executive’s monthly base salary as of the Effective Date. During the period from the Effective Date through the Resignation Date (the “Transition Period”), Executive will not be expected to maintain regular working hours at the Company’s offices. Instead, during the Transition Period, Executive will provide consulting and transition services as reasonably requested by the Company’s Chief Product Officer.
b.Executive’s employment will be separated by way of resignation effective at the close of business on the Resignation Date. To the extent that, as of the Resignation Date, Executive has any remaining accrued but unused PTO, Executive will receive a cashout of such PTO balance, in accordance with applicable laws.
c.During the period between the Effective Date and the Resignation Date, Executive will (i) continue to be paid his base salary (either as direct wages or as PTO); (ii) continue to vest in outstanding Company stock options, restricted stock, restricted stock units, market stock units or other equity-based awards (collectively, “Equity Awards”) held by Executive as of the Effective Date; and (iii) remain eligible for all Company benefits (including without limitation health insurance coverage) at the same level as Executive was eligible for such benefits at the Effective Date.
2.Resignation from Offices and Directorships. As of the Effective Date, Executive shall resign from all officer and director positions with the Company, its subsidiaries or any affiliates of any of them (including, without limitation, Executive’s position as Chief Marketing

Officer of the Company). Executive agrees to execute such additional documentation as the Company or its subsidiaries or affiliates may reasonably request to effectuate such resignations.

3.Severance Benefits. If Executive timely signs, dates, returns, and does not revoke (i) this Agreement in accordance with Section 12 of this Agreement, and (ii) the Supplemental Release Agreement (attached as Exhibit A); and so long as Executive is not in breach of his obligations under this Agreement, then the Company will provide Executive the following (the “Severance Benefits”) in full satisfaction of any monetary or other obligations to which Executive could claim entitlement under the Offer Letter or the Company’s Executive Severance and Change of Control Policy (“Severance Policy”):

a.    A cash payment equal to six (6) times Executive’s monthly base salary in effect on the Resignation Date, paid in a lump sum within ten (10) business days following the Supplemental Release Effective Date (as defined in the Supplemental Release);
b.    A cash payment equal to a prorated (to the Resignation Date) portion of the amount that Executive would have received under the Company’s annual bonus plan, based on the Company’s actual performance as determined by the Compensation Committee of the Board in its discretion for the remaining executive officers of the Company following the completion of the 2016 annual performance period; provided that such payment will not exceed Executive’s prorated annual target bonus for 2016; provided further that such payment will be made no later than March 15, 2017;
c.    So long as Executive timely elects (and remains eligible for) health benefits continuation pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), payment by the Company of Executive’s applicable premiums (including spouse or family coverage if Executive had such coverage on the Resignation Date) for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Resignation Date and ending on the earliest to occur of (a) six (6) months following the Resignation Date, and (b) the date on which the Executive and his or her covered dependents, if any, become eligible for health insurance coverage through another employer, or becomes otherwise covered under another group health plan;
d.    Reasonable outplacement and career continuation services by a firm to be selected by the Company for up to three (3) months following the Resignation Date, if Executive elects to participate in such services; and
e.    Effective on the Supplemental Release Effective Date, accelerated vesting by six (6) months of all outstanding Equity Awards held by Executive as of the Resignation Date; provided that, in lieu of the foregoing, Equity Awards that do not vest monthly will be accelerated through six (6) months following the Resignation Date; provided further, that in the case of Executive’s outstanding 2015 Market Stock Unit award, Executive will vest in the portion of the Market Stock Unit award with respect to the performance period ending on December 31, 2016, with the amount vested to be based on actual performance during such performance period, as determined by the Compensation Committee of the Board, and to be settled no later than March 15, 2017, and all remaining Market Stock Units that do not vest in accordance with this Agreement shall be forfeited and cancelled by the Company.
All payments made to Executive or on Executive’s behalf under this Agreement will be subject to payroll withholding requirements as required by law. Such payments are in lieu of any other severance payments to which Executive might claim entitlement (and which the Company would dispute) under the Offer Letter and in lieu of any payments or benefits to which Executive might otherwise claim entitlement (and which the Company would dispute) under any benefit plan, compensation plan, deferred compensation plan, incentive plan or bonus plan of the Company, including, without limitation, the Severance Policy, or under any other contractual right or agreement. Executive further agrees and acknowledges that, as of the date he executes this Agreement, he has been paid all compensation due and owing through such signature date, including any then-earned salary, bonuses, and any other incentive payments, as well any other monies to which he was entitled, other than accrued but unused PTO. By entering into the Supplemental Release, Executive will thereby extend this acknowledgement through the Supplemental Release Effective Date, which at that time will be inclusive of payment of any accrued but unused PTO as of the Separation Date, assuming such amount is paid in accordance with Section 1(b) above.
4.Waiver and Release. In exchange for the provisions described above, Executive hereby waives, releases, gives up, and promises never to make any claims of any kind (whether Executive knows of them now or not) that Executive may have against the Company, and each of its past and present parents, predecessors, successors, assigns, related companies, entities or divisions, and their past and present officers, directors, stockholders, employee benefit plans, plan administrators, trustees, fiduciaries, agents, attorneys or employees of any of them (collectively the “Company Affiliates”), in each case, with respect to or related to the terms and conditions of Executive’s employment, recruitment for employment, and separation from employment with the Company or any of its subsidiaries or affiliates. The claims that Executive is waiving, releasing, giving up and promising never to make include, but are not limited to, all of the following:

a.    any claims for further compensation or benefits from any of the Company Affiliates;
b.    any claims arising out of the Offer Letter, any Company compensation or benefit plan (including, without limitation, the Severance Policy), or any other contractual right applicable to Executive’s employment or separation of employment with the Company or any subsidiary or affiliate;
c.    any claim based on age, race, color, national origin, ancestry, sex, gender identity, marital status, religion, veteran status, disability, sexual orientation, genetic information, medical condition, or based on other categories protected by federal, state, or local laws, including, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the Employee Retirement Income Security Act,, the Fair Labor Standards Act and the California Labor Code, all as amended, and any other laws and regulations relating to employment and that are waivable;
d.    any claim under any contract, agreement (including the Offer Letter), promise or policy with respect to or in relation to Executive’s employment with the Company or any subsidiary or affiliate, except for any rights arising out of this Agreement;
e.    any claim for violation of any other legal duty or public policy, including but not limited to, common law tort claims such as defamation, assault, invasion of privacy, and intentional infliction of mental distress; and
f.    any claim for attorneys’ fees, expenses, and/or costs.
Executive expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Executive accepts the payments and benefits provided under this Agreement in full satisfaction of all such claims, provided that this waiver and release does not extend to Executive’s right to assert a claim for breach of this Agreement, claims for reimbursement under California Labor Code Section 2802, claims for workers compensation, or any other claim that cannot be waived as a matter of law. Executive represents, however, that, as of the date he executes this Agreement, he has not suffered any workplace injury for which he has not already filed a claim for workers compensation.
The above waiver and release does not affect Executive’s right to file a charge or cooperate in an investigation with the Equal Employment Opportunity Commission or similar state or local agencies, but it is understood and agreed that Executive waives, releases and gives up any right to money damages or other payment or personal benefit with regard to or arising out of any such charge or investigation. The releases being provided herein also do not limit or affect Executive’s right to challenge the enforceability of this release under the Older Workers Benefit Protection Act.

Executive recognizes and agrees that the separation of Executive’s employment is permanent and without expectation of recall or reemployment by the Company or any Company subsidiary or affiliate.
5.Acknowledgement and Continuing Obligations.
a.    Executive acknowledges that the Confidential Information and Invention Assignment Agreement entered into by and between the Company and Executive dated August 5, 2011 (the “Confidential Information Agreement”), remains in full force and effect following the execution of this Agreement and that he will continue to abide by his obligations under that agreement.
b.     Executive agrees: (i) that Executive has not disclosed and will not disclose any information about the Company, or any of the Company Affiliates or any of their business activities, to any person or entity, or any agent or representative of a person or entity, known to Executive at the time of such disclosure to be in litigation with or considering litigation against the Company or any of the Company Affiliates, and (ii) not to serve as an expert witness concerning the Company or any Company Affiliate. Executive’s commitments do not prohibit Executive from complying with a subpoena or court order, but Executive agrees that if subpoenaed Executive will immediately notify the Company and give the Company the opportunity to have its counsel present during any communications pursuant to such subpoena, unless prohibited by court order, and Executive will notify the Company as soon as Executive learns of any such order.
c.     Executive agrees that for a period of twelve (12) months following the Resignation Date, he will not, directly or indirectly, solicit any employee of any Company Affiliate to (i) terminate his or her employment with such Company Affiliate; or (ii) become employed by an employer other than a Company Affiliate; provided that nothing herein shall prohibit Executive from publishing a general solicitation or advertisement for employment for any new employer or venture.
6.Limited Injunctive Relief. Because Executive’s services are unique and because Executive has access to Confidential Information (as defined in the Confidential Information Agreement) and work product, the parties hereto agree that the Company, and/or its Affiliates as applicable, would be damaged irreparably in the event any of the provisions of Section 5, 7, 8, and 9 hereof were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach. Therefore, the Company and/or the Company Affiliates and/or their successors or assigns, shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

7.Non-Disparagement.
a.    Executive agrees that he will not make any disparaging, negative or untrue statements about the Company or any Company Affiliate, including, without limitation,

any statements about the products, business affairs or employees of the Company or any Company Affiliate. Nothing in this paragraph shall prevent Executive from providing truthful statements in response to legal process or governmental or regulatory inquiry where applicable law so requires.
b.    The Company agrees that neither it, nor any of its executive officers or members of its board of directors, will make any disparaging, negative or untrue statements about Executive. Nothing in this paragraph shall prevent the Company or any of its executive officers or members of its board of directors from providing truthful statements in response to legal process or governmental or regulatory inquiry where applicable law so requires.

8.Cooperation. Executive agrees to cooperate fully with the Company or any Company Affiliate in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of his employment by the Company. Such cooperation includes, without limitation, making himself available to the Company upon reasonable notice, without subpoena, to consult on such matters and provide truthful and accurate information in witness interviews, declarations and depositions and trial testimony (including reasonable preparation thereto) relating to such matters. The Company will reimburse Executive for reasonable out-of-pocket expenses he incurs in connection with any such cooperation (excluding foregone wages, salary, or other compensation) and will make reasonable efforts to accommodate his scheduling needs. Executive shall receive no additional compensation for providing such cooperation; provided that, such cooperation shall be upon reasonable notice to Executive and subject to Executive’s reasonable availability.

9.Government Reporting and Cooperation Permitted.  Nothing in this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the Equal Employment Opportunity Commission (EEOC), the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that Executive may not disclose information of the Company that is protected by the attorney-client privilege, except as expressly authorized by law. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that he has made such reports or disclosures.

10.No Admission. This Agreement is not an admission by any party of any violation of law or intention to violate any law.

11.Acceptance Date, Period for Review, and Consultation. By signing this Agreement, Executive acknowledges that Executive has read this Agreement, understands all of its provisions, and knowingly and voluntarily agrees to all of its terms and provisions. Executive has been advised by the Company to consult with an attorney regarding this Agreement before signing it. Executive has been given twenty-one (21) days after the date on which Executive received this Agreement to decide whether to sign it. Executive is further advised that the releases Executive is providing in this Agreement include a release of any claims under the Age Discrimination in Employment Act.

12.Revocation Period and Effective Date. Once Executive has signed this Agreement, Executive may still revoke it at any time during the seven (7) day period after Executive signed this Agreement, by delivering written notice of revocation to the Company within this seven–day period. This Agreement shall not become effective or enforceable until this revocation period has expired without Executive having revoked this Agreement. Once this revocation period expires, so long as Executive has not revoked this Agreement and so long as the Company has also executed it, it will be a binding, irrevocable agreement between Executive and the Company (the “Effective Date”).

13.Notice. Any notice or delivery to the Company under this Agreement shall be made to:
Pandora Media, Inc.
2101 Webster St., Suite 1650
Oakland, CA 94612
Attention: General Counsel

Any notice or delivery to Executive under this Agreement shall be made to Executive’s last known address on file with the Company.

14.Entire Agreement. This Agreement constitutes the complete understanding between the Company and Executive relating to Executive’s separation of employment, and Executive is not relying on any statement other than the provisions of this Agreement in deciding to sign this Agreement. No other promises or agreements shall be binding unless in a writing signed by the parties to this Agreement. This Agreement cancels and supersedes the Offer Letter and any other prior agreement between the Company and Executive except as specifically provided herein.

15.Amendments. Any amendment or modification to or waiver of this Agreement will be effective only if it is in writing and signed by each of the Company and Executive.

16.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

17.Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of California without regard to conflict of laws principles.

18.Binding Arbitration.

(a)Any and all controversies, disputes, or claims, arising out of, or relating to, the validity, interpretation, enforceability, or performance of this Agreement will be solely and finally settled by means of binding arbitration in the State of California. Any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules and Procedures (the “JAMS Rules”) in effect at the time of the arbitration demand. A current copy of the JAMS Rules may be found at http://www.jamsadr.com/rules-employment-arbitration/. The parties expressly agree that any arbitration under this Agreement shall take place exclusively in Alameda County, in the State of California, unless the parties mutually agree (in writing) to an alternative location. The arbitrator shall be selected by mutual agreement of the parties. Unless the parties mutually agree otherwise, the arbitrator shall be an attorney licensed to practice in the State of California, or a retired federal or state judicial officer who presided in the jurisdiction where the arbitration will be conducted.

(b)The party bringing the claim must demand arbitration in writing and deliver the written demand by hand or first class mail to the other party within the applicable statute of limitations period. The arbitrator shall resolve all disputes regarding the timeliness or propriety of the demand for arbitration. In arbitration, the parties will have the right to conduct adequate civil discovery, bring dispositive motions, and present witnesses and evidence, as needed to present their cases and defenses, and any disputes in this regard shall be resolved by the arbitrator. Each party will pay the fees for the party’s own attorneys, subject to any remedies to which that party may later be entitled under applicable law. The arbitrator’s fees and expenses, and all associated JAMS arbitration fees and expenses (other than attorneys’ fees and costs), shall be apportioned between the parties in accordance with the JAMS Rules. It is agreed that the prevailing party shall be entitled to recover from the opposing party any costs incurred (including reasonable attorneys’ fees) and shall be entitled to judicial relief from a court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their rights to have any dispute under this Agreement resolved by a judge or jury.

19.Section 409A.     This Agreement and the payments and benefits hereunder are intended to qualify for the short-term deferral and separation pay plan exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all regulations, rulings and other guidance issued thereunder, all as amended and in effect from time to time (“Section 409A”), described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible. To the extent Section 409A is applicable to this Agreement, this Agreement is intended to comply with Section 409A. Without limiting the generality of the foregoing, if on the date of termination of employment, Executive is a “specified employee” within the meaning of Section 409A as determined in accordance with the Company’s procedures for making such determination, to the extent required in order to comply with Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following the Resignation Date shall instead be paid on the first business day after the date that is six months following the Resignation Date. All references in this paragraph to “Resignation Date” shall mean separation from service as an employee within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation

Section 1.409A-1(h). The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

[Signature Page Follows]

The foregoing Agreement is executed by the parties as of the Effective Date:

PANDORA MEDIA, INC.                 SIMON FLEMING-WOOD

By:	/s/ Steve Bené	By:	/s/ Simon Fleming-Wood
	Signature		Signature

By:	Steve Bené

Title:	General Counsel

Date:	4/4/2016	Date:	4/3/2016